Exhibit 99.1

Press Release 2011-3

Goldrich Starts Chandalar Gold Exploration Drilling

Spokane, WA – July 6, 2011 - Goldrich Mining Company (OTCBB - GRMC) (the “Company”) announces it has begun a diamond-core drilling program at its Chandalar gold property in Alaska.

The drilling program, which began last week, will test multiple targets with 25 to 30 angle holes averaging 500 feet, with some up to 750 feet.

Drilling will explore an established northeast trend of gold mineralization more than five miles long and a half a mile wide. Gold mineralization occurs where a series of northwest striking shear zones cut a northeast structural feature (folding). Gold with strong arsenic mineralization along this corridor is hosted within the broad shears and their enclosing metamorphic stratigraphy. The mineralized meta-sediments are black graphitic phyllites and chloritic schists, within the black phyllites exists peripheral to the gold mineralization, yielding a strong, northeast trending magnetic halo more than five miles long.

Dick Walters, a geologist and director of the Company, remarked: “I believe Chandalar displays characteristics of sediment-hosted orogenic gold mineralization prospective for world-class gold deposits. The distribution, composition and structure of pre-metamorphic organic and sulfide rich metalliferous black shales are manifested by a metamorphic equivalent at Chandalar known as the Mikado Phyllite. The Mikado Phyllite is unique to the Chandalar property, is hundreds of feet thick, and presents a Carlin-type opportunity for Goldrich.”

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For additional information regarding Goldrich Mining Company or this news release, contact Mr. William Schara at telephone (509) 768-4468; e-mail wschara@goldrichmining.com.

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Goldrich Mining Company is engaged in the business of the discovery and mining of gold deposits.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.

Forward-Looking Statements

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Legislation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Goldrich Mining Company expects or anticipates will or may occur in the future, including such things as the Company’s ability to sell forward gold sale contracts, the anticipated use of proceeds from the sale of such contracts, anticipated commercial production at the Company’s Chandalar gold project and other such matters are forward-looking statements.  Often, but not always, forward-looking statements state that certain actions, events or results ‘‘will’’ be taken, occur or be achieved.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Goldrich Mining Company’s actual results in future periods to differ materially from forecasted results.  These risks and uncertainties include, among other things: the Company’s ability to sell forward gold sale contracts in the current economic environment, volatility of natural resource prices, including gold prices; product demand; market competition; the Company’s ability to continue with corporate spending priorities; the Company’s ability to secure additional financing; the existence and extent of gold deposits at the Chandalar property; the Company’s ability to start and maintain commercial production at the Company’s Chandalar property; and other risks inherent in the Company’s operations discussed in the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.    The Company makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.